Loan No. RI0910T01A

REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated July 21, 2010 (the "MLA"), is entered into as of December 28, 2012 between FARM CREDIT SERVICES OF AMERICA, FLCA ("Lead Lender") and GOLDEN GRAIN ENERGY, LLC, Mason City, Iowa (the "Company"), and amends and restates the Supplement dated July 21, 2010 and numbered RI0910T01.

SECTION 1. The Revolving Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Agent agrees to make loans to the Company from the date hereof, up to and including February 1, 2019, in an aggregate principal amount not to exceed, at any one time outstanding, $30,000,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 5 (the "Commitment"). Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

The Company may, in its sole discretion, elect to permanently reduce the amount of the Commitment by giving Agent (as that term is defined in the MLA) ten (10) days prior written notice. Said election shall be made only if the Company is not in default at the time of the election and will remain in compliance with all financial covenants after such reduction. Any such reduction shall be treated as an early, voluntary reduction of the Commitment amount and shall not delay or reduce the amount of any scheduled Commitment reduction under Section 5 hereof (which reductions shall continue in the increments and on the dates determined in accordance with Section 5), but rather shall result in an earlier expiration of the Commitment and final maturity of the loans.

SECTION 2. Purpose. The purpose of the Commitment is to provide working capital to the Compan.

SECTION 3. Term. Intentionally Omitted.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A) One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on "Eurocurrency Liabilities" [as hereinafter defined] for banks subject to "FRB Regulation D" [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.15% above the rate quoted by the British Bankers Association (the "BBA") at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA's official website on the first "U,S. Banking Day" (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first "U.S. Banking Day" of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) "U.S. Banking Day" shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (2) "Eurocurrency Liabilities" shall have the meaning as set forth in "FRB Regulation D"; and (3) "FRB Regulation D" shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)    Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 clays; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be ten.

(C)    LIBOR. At a fixed rate per annum equal to "LIBOR" (as hereinafter defined) plus 3.15%. Under this option: (1) rates may be fixed for "Interest Periods" (as hereinafter defined) of 1, 2, 3, 6, 9, or 12 months as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be ten; and (4) rates may only be fixed on a "Banking Day" (as hereinafter

Revolving Term Loan Supplement RI0910T01A                                 -2-
GOLDEN GRAIN ENERGY, LLC
Mason City, Iowa

defined) on three Banking Days' prior written notice. For purposes hereof: (a) "LIBOR" shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on "Eurocurrency Liabilities" [as hereinafter defined] for banks subject to "FRB Regulation D" [as herein defined] or required by any other federal law or regulation) quoted by the British Bankers Association (the "BBA") at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA's official website; (b) "Banking Day" shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9, or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) "Eurocurrency Liabilities" shall have meaning as set forth in "FRB Regulation D"; and (e) "FRB Regulation D" shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company's local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent's request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent's option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5.    Promissory Note. The Company promises to repay on the dates set forth below, the outstanding principal, if any, that is in excess of the listed amounts:

Revolving Term Loan Supplement RI0910T01A                                 -3-
GOLDEN GRAIN ENERGY, LLC
Mason City, Iowa

Payment Date	Reducing Commitment Amount
August 1, 2013	$27,500,000.00
February 1, 2014	$25,000,000.00
August 1, 2014	$22,500,000.00
February 1, 2015	$20,000,000.00
August 1, 2015	$17,500,000.00
February 1, 2016	$15,000,000.00
August 1, 2016	$12,500,000.00
February 1, 2017	$10,000,000.00
August 1, 2017	$7,500,000.00
February 1, 2018	$5,000,000.00
August 1, 2018	$2,500,000.00

followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on February 1, 2019. If any installment due date is not a day on which Agent is open for business, then such payment shall be made on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6. Security. The Company's obligations hereunder and, to the extent related hereto, under the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

SECTION 7. Amendment Fee. In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $22,500.00.

SECTION 8. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 0.60% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA	GOLDEN GRAIN ENERGY, LLC

By: /s/ Katheryn Frahm	By: /s/ Walter Wendland

Title: VP Commercial Lender	Title: President and CEO